[EXHIBIT 99.1]

   SDC International Announces Tatra/Terex/STV Joint Venture
  Selected As Preferred Bidder by Israeli Ministry of Defense

PALM BEACH, FLORIDA, April 9, 2003 - SDC International (OTC:SDCN) and its operating subsidiary, Czech Republic heavy-duty truck manufacturer, Tatra, a.s., today announced that its joint venture with Terex and STV, known as the American Truck Company, has been selected as the preferred bidder by the Ministry of Defense of Israel (IMOD) to supply the Israeli Defense Forces with 315 Medium Tactical Trucks and associated support. The anticipated value of the first order is in excess of $50 million. The announcement follows the conclusion of a nearly two year competition between the Tatra designed truck and trucks offered by American competitors Oshkosh and Stewart & Stevenson. The competition included extensive testing of the vehicles and an evaluation of each competitors after market support capabilities.

	"The winning of this extreme competition over very significant competitors proves beyond doubt the performance and viability of the unique Tatra truck chassis system. This is a very exciting day for SDC and Tatra, as well as for Tatra's joint venture partner, Terex Corporation (NYSE:TEX) and the American Truck Company joint venture. This is the day Tatra has awaited for several years," commented Ronald A. Adams, SDC Chairman and Chairman of Tatra's Supervisory Board. Tatra, long a supplier to Eastern Europe, Russia, India and China, is now gearing its efforts toward military applications in Western and Middle Eastern markets and feels that this selection opens many doors for its marketing targets.

	The procurement includes a combination of cargo carriers and cargo carriers with material handling cranes based on the high mobility 11.5 metric ton payload 6x6 tactical vehicles designed by Tatra. Additionally, the joint venture will provide extensive driver and maintenance training, in country service and spare parts. Delivery of trucks and training materials will be performed over the next 18-24 months. Under the Amercan Truck Company joint venture, Tatra will ship its chassis to Terex's truck assembly operation in the United States, where assembly and American components will be added.

	Based on the proprietary design developed and tested over many years by TATRA, the trucks feature Tatra's unique "central backbone" chassis design with an all-wheel drive suspension that can be configured as 4x4, 6x6, 8x8, 10x10, and even a 12x12.
This modularity of the chassis and suspension design lends itself to a diverse range of vehicle configurations including cargo carriers, load handling systems, weapon platforms, tankers, fire fighting vehicles, aerial work platforms and more in a payload range from 5 to 40 tons.

On December 28, 2001, SDC completed and closed its US$32 million acquisition of the Czech Republic's specialty-truck manufacturing company, Tatra, a.s., an internationally recognized manufacturer of on/off road heavy-duty vehicles for commercial and military applications. SDC, which acquired 91.61% of Tatra from the Czech government, retains a controlling majority of 51%. The remaining 40.61% of the outstanding Tatra shares are owned by Terex Corporation and Vectra Limited, Tatra's largest customer and joint venture partner in India. The remaining 8% of the shares of Tatra are publicly held.


          Exhibit 99.1 - Pg. 1


About SDC International

SDC International is a publicly traded U.S.-based company focused on acquiring well-established industrial manufacturers with substantial revenues within Central and Eastern Europe. Tatra was the first acquisition in SDC's plan. Visit the SDC website at www.sdcn.com.

Contact: SDC International, Philip Huber, Vice President - Investor Relations, at (561) 882- 9300, or email at phuber@sdcinternational.com.
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Safe Harbor Statement
Certain information in this announcement includes forward-looking statements regarding future events or the future performance of SDC International that involve certain contingencies and uncertainties. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual events or performance to differ materially from those reflected in such forward-looking statements. Such risks and uncertainties, many of which are beyond SDC's control, include, among others: the effects of changes in laws and regulations; the effect of interest rates, government spending, and general economic conditions on construction, mining and other activities in which SDC's products are sold; national and international political climate and military activities; and other factors, risks and uncertainties set forth in more detail in SDC's filings with the U.S. Securities and Exchange Commission. Actual events or performance may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors.




          Exhibit 99.1 - Pg. 2